EXHIBIT 99.1

Taking Bio-Based Products to the Next Level

MGP Ingredients, Inc. Teams Up With Kansas Alliance for Biorefining and Bioenergy, Universities on Research and Development

ATCHISON, Kan., Jan. 5, 2012 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) (MGP), an expert in wheat- and corn-based ingredients, is teaming up with the Kansas Alliance for Biorefining and Bioenergy (KABB) and four Kansas universities to develop new technologies and products that use bio-based raw materials. Through this collaborative endeavor, KABB is awarding a grant of approximately $1.4 million, which is being matched through in-kind services estimated at approximately $1.5 million from MGP and the participating universities combined.

The three-year research-and-development efforts will seek to find innovative ways to produce cost-competitive bio-based foams, plastics, fuels and other materials from distillers dried grains and solubles (DDGS), which result from the production of alcohol made from agriculturally-derived raw materials.

"MGP Ingredients has established itself as a leader in the development, production and marketing of naturally-derived specialty ingredients and alcohol products," said Tim Newkirk, MGP president and CEO. "We look forward to further expanding our capabilities in the bio-based polymer and plastics markets."

The KABB is a non-profit, industry-led center of innovation focused on identifying opportunities and barriers in the areas of bioenergy and bio-based chemicals. Technology and product innovation are within KABB's main areas of focus.

"KABB is fully invested in advancing the use of renewable feedstocks in market-changing ways," said Jeff Roskam, KABB's CEO. "We look forward to collaborating with MGP Ingredients, Kansas State University, Pittsburgh State University, Benedictine College and the University of Kansas on efforts designed to make meaningful advancements in this area."

Greater portions of the research, testing, and analyses will be conducted at Kansas State and Pittsburgh State universities, with other portions being completed by Benedictine College and the University of Kansas. These institutions have well-established programs that conduct world-class research and technology development.

"We are very grateful to KABB for their outstanding support of this exciting research project," said Sukh Bassi, Ph.D., vice president of scientific affairs at MGP, who is responsible for coordinating and directing the project at the various collaborating institutions. "This cooperative arrangement is a great example of how the public and private sectors can work together to explore and develop new opportunities that benefit our environment and society as a whole. We are very pleased with the enthusiasm and dedication our partnering scientists have exhibited in working with MGP in this area."

A contract to move forward with the project was signed last month, with initial phases of work expected to begin in early 2012. Over the course of this project, primary focus will be placed on identifying methods and technologies to produce new bio-based products from DDGS. These products are expected to be developed from proteins, oils and cellulose materials found in DDGS for commercial applications in the field of bio-based materials and bioenergy.

"MGP is pleased with this highly collaborative relationship, which could serve as an ideal model for future research projects in other areas that concentrate on the development and commercialization of innovative technologies and new grain-based products," Newkirk said.

Approximately 32.5 million tons of DDGS are produced annually in the U.S. DDGS traditionally have been produced and sold principally for use as a protein-rich feed supplement to satisfy the nutritional requirements for livestock and poultry. As new uses are identified and developed, related job opportunities are expected to be created. During the initial phase of the cooperative project between KABB, MGP and the four Kansas universities, it is anticipated that nearly 25 part-time and full-time scientists will be working on this project, 10 of which will be newly created positions. Additional job opportunities are expected to result from advances in technologies related to the project.

"It is exciting for Benedictine College to send its best and brightest to work on this important project," said Stephen D. Minnis, president of Benedictine College. "I appreciate the vision of KABB and MGP Ingredients partnering with universities like Benedictine to encourage this groundbreaking research."

Andrew Myers, Ph.D., executive director of the Business and Technology Institute at Pittsburg State University said, "This project brings together a unique blend of promising technology, talented people, and very attractive commercial opportunities. I think the relationships this group has cultivated in the past few years on smaller projects put us in a great position to move forward aggressively in a coordinated effort."

"The participating faculty from the department of Grain Science & Industry sees this project as important to add value to products from the biofuels industry," said Ronald Madl, Ph.D., research professor in the Department of Grain Science & Industry at Kansas State University. "We appreciate the opportunity to work on a collaborative effort between several universities and MGP.  This KABB-funded project should serve as an ideal model for future university-industry projects in Kansas that can further advance the state's leadership as a biomass/biofuels producer in this key industry of the future."

About MGP Ingredients, Inc.

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value-added, grain-based starches, proteins and food-grade alcohol products for the branded packaged goods industry. The Company's facilities in Atchison, Kan., Onaga, Kan, and at its newest site located in the adjoined towns of Lawrenceburg and Greendale, Ind., are dedicated to utilizing the latest technologies and innovations to assure high quality products and to maintain efficient production and service capabilities. For more information, visit www.mgpingredients.com.

About KABB:

Located in Wichita, Kansas, The Kansas Alliance for Biorefining and Bioenergy (KABB) is cultivating the future of bioenergy by working to advance the use of non-food agricultural wastes, energy crops, and aquatic plants for end-uses such as biofuels, renewable power, and bio-based chemicals. Through KABB's main areas of focus, it is working to develop innovative solutions to bioenergy supply-chain challenges; create world-class research-and-development capabilities; and further the commercialization of cost-effective, efficient, and quality biomass resources. For more information, visit www.kansasbioenergy.com.

CONTACT: Shanae Randolph
         913.367.1480
         shanae.randolph@mgpingredients.com

         Emily Juhnke
         316.737.1709
         emilyajuhnke@kansasbioenergy.com